Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into as of the 27th day of October, 2009 (hereinafter referred to as the “Effective Date”), by and between AMEDISYS, INC., (hereinafter referred to as “Amedisys” or the “Company”), a Delaware corporation having its principal place of business at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816, and MICHAEL O. FLEMING, M.D. (hereinafter referred to as “Fleming”), an individual of the full age of majority and capacity residing at [REDACTED].

RECITALS

WHEREAS, Amedisys owns, manages, and/or operates agencies and facilities for the provision of home health and hospice services (hereinafter referred to, along with such other businesses now or hereafter conducted or engaged in by Amedisys, as the “Business” or the “Services”), and

WHEREAS, Fleming has, as of the Effective Date, been hired by the Company as its Chief Medical Officer, in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the employment referenced herein, as well as other mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.	Employment; Position. Amedisys hereby employs Fleming as of the Effective Date in the position of Chief Medical Officer, and Fleming hereby accepts such employment, in accordance with the terms of this Agreement.

2.

Performance of Duties. Fleming shall report directly to the Company’s Chief Executive Officer. Fleming’s principal place of employment shall be the corporate offices of the Company located in Baton Rouge, Louisiana. Fleming shall oversee the Company’s clinical and quality initiatives and shall have such responsibilities and authorities and perform such duties as are customary for the Chief Medical Officer of a publicly held company similar in size and businesses as the Company as they exist from time to time and such other reasonable additional duties as may be prescribed from time to time by the Company’s Chief Executive Officer. Fleming’s responsibilities shall include, but shall not be limited to, (i) advising the Company on clinical and quality improvement initiatives, (ii) serving as a member of the Company’s Clinical Standards Board, (iii) ensuring via the Clinical Standards Board that the Company’s clinical programs are based upon research-based practice protocols and/or evidence-based standards of care, (iv) providing appropriate clinical recommendations for the new model of comprehensive, continuous chronic care management, (v) advising the Chief Executive Officer on compliance issues relating to all clinical and quality initiatives, (vi) assisting the Chief Compliance Officer on compliance issues relating to all clinical and quality initiatives, (vii) advising the Senior Vice President of Clinical Operations on clinical and quality initiatives, (viii) advising the Chief Executive Officer on the work of the Amedisys Strategic Advisory Board, (ix) supporting strategic relationships/partnerships for the Medical Home Demonstration Project, Independence at Home Project, house call practices and other projects, as necessary,

(x) facilitating key research and development efforts, (xi) assisting the Chief Executive Officer on the work of the Alliance for Home Health Quality and Innovation, (xii) leading efforts in the expansion of the Company’s medical director education seminars and in-services, (xiii) advising on medical/physician association outreach (i.e., as a liaison with these groups so that they can see the Company as a solution to their members’ needs), (xiv) developing, supporting and fostering physician relationships for and with the Company, including by building on current relationships and by expanding the role of the Company in working with physicians and physicians’ practices in building the new model of care for the aging, multi-morbid population, (xv) facilitating the Company’s hospital relationship efforts, (xvi) providing governmental relations support to the Company at Federal and state levels, as well as with health plans, (xvii) assisting the Chief Executive Officer in the development of political and legislative initiatives, (xviii) representing the Company in consultations with other business interest groups/medical home groups/governmental groups, etc., (xix) representing the Company in dealings with the Louisiana Department of Health and Hospitals, Louisiana Health Care Quality Forum and Louisiana Business Group on Health, (xx) facilitating partnerships with associations and affiliate groups (e.g., Primary Care Collaborative, AAFP, National Health Counsel, etc.), (xxi) assisting with various marketing components as they relate to physicians, including but not limited to the expanded use of Mercury Doc and (xxii) serving as a liaison in negotiations for managed care contracts.

3.	Devotion of Time. Fleming agrees to devote his full time and attention (except for periods of vacation or absence due to illness, and for reasonable community service activities) to the business affairs of the Company to the extent necessary to discharge his responsibilities hereunder and to use his reasonable best efforts to perform such responsibilities faithfully and efficiently.

4.	Term of Employment. This Agreement shall begin as of the Effective Date and shall continue until terminated either by Fleming, as set forth in Section 6.2 below, or by the Company, which termination shall be effective as provided herein. It is expressly understood by the parties that Fleming’s employment is employment-at-will and there is no guarantee of ongoing employment or employment for any specified term.

5.	Compensation and Benefits.

5.1.	Base Salary. In consideration of Fleming’s employment, the Company shall pay Fleming an annual salary in the amount of not less than $210,000 (as such annual salary may be annually adjusted, the “Base Salary”), which amount shall be subject to tax and other withholdings and payable in accordance with the Company’s regular payroll practices. Fleming will be entitled to receive Base Salary adjustments consistent with the Company’s policies applicable to its senior vice-presidents.

5.2.	Restricted Stock. Beginning in 2009, Fleming shall be eligible annually to receive shares of restricted Company stock, subject to the approval of the Company’s Board of Directors. The stock grant for 2009 shall have a value of $60,000.

5.3.

Incentive Compensation and Benefit Programs. Fleming shall be eligible to participate in the Company’s annual incentive plan with a target award opportunity (“Target Bonus”) equal to no less than 50% of his Base Salary in accordance with and subject to the terms of the Company’s incentive plan applicable to its senior vice-presidents. In addition, during his employment, Fleming shall be entitled to participate in other compensation, pension, and welfare benefit plans and programs of the Company as are made available to the Company’s senior vice-presidents or to its employees generally, as such plans and programs may be in effect from time to time, including without limitation, paid time off, deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to applicable eligibility requirements. The Company expressly retains the right to modify or terminate any such plans and programs in its sole discretion. In no case shall Fleming be awarded any options or stock appreciation rights with an exercise price less than 100% of “Fair Market Value.” For purposes of this Agreement, Fair Market Value shall be equal to the price of the Company’s stock on the date of grant of such award as determined pursuant to the related award.

5.4	Reimbursement of Expenses. The Company shall reimburse Fleming for all items of travel and other expenses reasonably and necessarily incurred by him in the course of his employment and for the benefit of the Company, subject to the limitations and requirements of the Company’s policy applicable to senior vice-presidents or to its employees generally.

6.	Termination of Employment. Fleming’s employment may be terminated at any time in accordance with, and subject to, the following terms and conditions:

6.1	Termination by Company. The Company shall have the right to terminate Fleming’s employment, with or without Cause (as defined below), at any time and subject to the sole discretion of the Company, subject only to the terms of this Agreement.

6.1.1	Termination of Employment for Cause. The Company may terminate Fleming’s employment if such termination is for “Cause”, which shall specifically include, but shall not be limited to the following occurrences:

a.	A material default or breach by Fleming of any of the provisions of this Agreement which is detrimental to the Company or the Business;

b.	Actions by Fleming constituting fraud, abuse, or embezzlement;

c.	Fleming’s intentionally furnishing materially false, misleading, or omissive information to the Company’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, or to the Board or any committee thereof (specifically including the Company’s Audit Committee and/or Compliance Committee);

d.	Actions of Fleming constituting a breach of the confidentiality of the Business and/or trade secrets of the Company;

e.	Violation by Fleming of the restrictive covenants contained in this Agreement; or

f.	Fleming’s willful failure to follow reasonable and lawful directives of the Company’s Chief Financial Officer or Chief Executive Officer, which are consistent with Fleming’s job responsibilities.

6.1.2	Effect of Termination of Employment for Cause. In the event that the Company terminates the employment of Fleming for Cause, Fleming shall cease to be an employee of Company and shall cease to have any power or authority of his position as of the effective date of the termination. In such event, Fleming shall be entitled to and his sole remedies shall be: (i) his then current Base Salary through the date of the termination of his employment, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his termination of employment; and (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company. Fleming shall not be entitled to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated and shall not be entitled to receive Severance Compensation (as hereafter defined) as set forth in Section 6.3 below or any other additional compensation of any kind. Notwithstanding the foregoing, in the event that Fleming is terminated for Cause, Fleming shall nonetheless remain bound by the provisions of Sections 8 and 9 of this Agreement, and shall continue to abide by the restrictions thereof for the duration provided therein.

6.1.3	Termination of Employment Without Cause; Effect. In the event that the Company terminates the employment of Fleming without Cause (meaning his employment is terminated by the Company for any reason other than Cause or due to death or disability), Fleming shall cease to be an employee of Company and shall cease to have any power or authority of his position as of the effective date of the termination. In such event, Fleming shall be entitled to and his sole remedies shall be: (i) his then current Base Salary through the date of the termination of his employment, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his termination of employment; (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company and (iv) Severance Compensation as set forth in Section 6.3. Fleming shall not be entitled to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated. Fleming shall remain bound by the provisions of Sections 8 and 9 of this Agreement, and shall continue to abide by the restrictions thereof for the duration provided therein.

6.1.4	Termination Due to Death or Disability. The employment of Fleming shall terminate on the date of his death or upon notice of termination of employment by the Company due to Disability (as defined below). In the event Fleming’s employment with the Company is terminated due to his death or Disability, Fleming, or his estate or beneficiaries, as the case may be, shall be entitled to, and the sole remedies under this Agreement shall be: (i) his then current Base Salary through the date of the death or notice of termination due to Disability, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his death or Disability; and (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company. Fleming, or his estate or beneficiaries, as the case may be, will be ineligible to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated due to death or Disability and shall not be entitled to receive Severance Compensation as set forth in Section 6.3 below or any other additional compensation of any kind. For purposes of this Agreement, the term “Disability” means Fleming’s inability to perform his responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months.

6.2

Termination of Employment by Fleming. Pursuant to this Section 6.2, Fleming may terminate his employment with Company upon ninety (90) days advance written notice to the Company. Such notice shall set forth in sufficient detail for the Company to understand the nature of the facts underlying said termination. In such event, Fleming shall cease to be an employee of Company and shall cease to have any power or authority of his position as of the effective date of termination (i.e., ninety days following submission of notice) or such earlier time as the Company may elect in its sole discretion. Upon termination of employment by Fleming, he shall be entitled to and his sole remedies shall be: (i) his then current Base Salary through the date of the termination of his employment, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his termination of employment; and (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company. Fleming shall not be entitled to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated and shall not be entitled to receive Severance Compensation as set forth in Section 6.3 below or any other compensation of any kind. Fleming shall remain bound by the provisions of Sections 8 and 9 of this Agreement, and shall continue to abide by the restrictions thereof for the duration provided therein. Notwithstanding the foregoing, in the event that Fleming terminates his employment with the Company for Good Reason, the termination will be treated as a termination by the Company without Cause and Fleming will be entitled to the remedies set forth in Section 6.1.3. “Good Reason” means the occurrence of any of the following circumstances without Fleming’s express prior written consent: (a) a material reduction in Base Salary; (b) a relocation of corporate offices of the Company outside a 50-mile radius of Baton Rouge, Louisiana, (c) a material diminution of Fleming’s authority, responsibility or duties, or (d) any action or inaction which causes a material breach by the Company of its obligations under this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless Fleming provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, and the Company is provided at least 30 days to cure the condition.

6.3	Severance Compensation. In the event that the Company agrees or is obligated (pursuant to Sections 6.1.3 or 6.2 (termination with Good Reason)) to provide Severance Compensation, the Company shall pay Fleming an amount equal to six (6) months of his then current monthly Base Salary, less tax and other withholdings (the “Severance Compensation”), payable by the Company via regularly scheduled payroll distributions, beginning upon the first regular payday following the termination, until the entire severance amount due Fleming is paid in full. Notwithstanding the foregoing, in the event of the issuance of a final, unappealable order to the effect that Fleming has breached Section 8 or Section 9 of this Agreement (a “Final Order of Material Breach”), Fleming shall not be entitled to any Severance Compensation. Should, for any reason, Fleming refuse or fail to timely execute the Release as presented to him by the Company (which shall be identical to or substantially similar to the Release attached hereto as Attachment 6.3) Fleming shall be deemed to have foregone the entirety of the Severance Compensation otherwise due or offered to him, and Fleming shall not be entitled to any further Severance Compensation from the Company.

6.4	Section 409A Specified Employee. If Fleming is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to Sections 6.1.3 or 6.2 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 6.4 result in a delay of payments to Fleming, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A of the Code (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 6.4 provided that any amounts that would have been payable earlier but for application of this Section 6.4 shall be paid in a lump-sum on the 409A Payment Date.

7.

Representations by Fleming. Fleming hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of present or past physical or mental conditions that would cause him not to be able to perform his duties hereunder. Fleming further represents to the Company that he has never been convicted of any criminal offense or found (either through adjudication or settlement) civilly liable for any violation of any federal or state health care fraud or abuse law. Fleming further represents to the Company that he has not been sanctioned, excluded, debarred, suspended, or otherwise prohibited from participation in a federal health care program pursuant to the provisions of 42 U.S.C. § 1320a et seq. and that he is a Board Certified Physician.

8.	Confidentiality, Return of Company Materials, Non-Disclosure, Cooperation with Litigation and Non-Disparagement.

8.1	Confidentiality. Fleming shall not, during his employment with the Company or at any time thereafter, make use of or divulge, disclose, communicate, furnish, distribute, or make available or accessible to anyone, without the Company’s prior written consent, any Confidential Information (as defined below) except in the performance of his duties or when required to do so by legal process that orders him to divulge such information. In the event he is so ordered, he shall give prompt written notice to the Company in order to allow the Company to object to such order. “Confidential Information” shall mean (i) all proprietary information concerning the business of the Company or any subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Fleming or (B) regarding the Company’s business or industry properly acquired in the course of his career in the Company’s industry and that is not proprietary to the Company. For this purpose, information known or available generally within the trade or industry of the Company or any subsidiary shall be deemed to be known or available to the public.

8.2	Ownership of Information. Fleming recognizes that any and all Confidential Information and copies or reproductions or portions thereof, relating to the Company’s operations and activities made or received by Fleming in the course of his employment are and shall be the exclusive property of the Company, and Fleming holds and uses same as trustee and a fiduciary for the Company and, at all times, subject to the Company’s sole control; and Fleming will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such Confidential Information, and/or any portion(s) thereof, which if lost or used by Fleming outside the scope of his employment, could cause irreparable and continuing injury to the Company and its Business for which there may not be an adequate remedy at law, and for which the Company is entitled to secure the relief afforded in Section 10, in addition to any other right or remedy available under law, equity, or this Agreement. Accordingly, Fleming acknowledges that compliance with the provisions of this Section 8 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

8.3	Confidentiality of the Agreement. During his employment with the Company and thereafter, Fleming shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information, and any disclosure that may be necessary in connection with enforcement of this Agreement.

8.4	Post-Employment Cooperation. Fleming agrees to cooperate with the Company, during his employment with the Company and thereafter (including following his termination of employment for any reason), by making himself reasonably available to testify truthfully on behalf of the Company or any subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Fleming, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

8.5	Non-Disparagement of the Company. Fleming agrees that, during his employment with the Company and thereafter (including following his termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Fleming from making truthful statements or disclosures (a) that are required by applicable law, regulation, or legal process, (b) in connection with the enforcement of this Agreement, or (c) to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

8.6	HIPAA Confidentiality Agreement. Simultaneously with his execution hereof, Fleming shall execute a separate HIPAA Confidentiality Agreement, which shall be expressly incorporated herewith as Attachment 8.6 hereto.

9.	Restrictive Covenants.

9.1	Non-Solicitation /Non-Tamper/Non-Competition Covenants. As an inducement to cause the Company to enter into this Agreement, and for all consideration contained herein and afforded hereby, Fleming covenants and agrees that during his employment and for a period of twenty-four (24) months after he ceases to be employed by the Company (or for Section 9.1.3(b) such shorter period specified thereunder), regardless of the manner or cause of termination:

9.1.1	Solicitation of Business. He will not initiate any contact with, call upon, solicit business from, sell or render services to any client, referral source, or patient of the Business or any Company affiliate within the area in which such conducts business, a descriptive list of which is included as Attachment 9.1.1 hereto, which is attached hereto and expressly incorporated herein (hereinafter referred to as “Restricted Areas”), for or on behalf of himself or any business, firm, proprietorship, corporation, partnership, limited liability company, company, association, entity, or venture primarily engaged in the business of providing in-home nursing health care services and/or hospice care, which is a similar business to the Business (hereinafter referred to as a “Competing Business”), and Fleming shall not directly or indirectly aid, assist, or consult with any other person, firm, or organization to do any of the aforesaid acts. The parties acknowledge that the Business is rapidly expanding, and it is the parties’ intent that Fleming’s responsibilities extend to the entirety of the service area in which Amedisys conducts business; and in order to prevent ongoing, repetitious amendments to this Agreement solely for the purpose of updating the Restricted Area, the parties agree that the Restricted Area, inclusive of Attachment 9.1.1 shall be self-amending to include all counties and States in which the Company conducts business at any time during Fleming’s tenure with the Company, and in no event shall such Restricted Area be less than that contained in Attachment 9.1.1. In the event Company’s service area extends into counties and/or States beyond those specifically denominated in Attachment 9.1.1, the parties intend and agree that Fleming’s continued employment thereafter shall serve as the parties’ constructive acceptance of an amendment to the Restricted Area.

9.1.2.

Solicitation of Employees. He will not directly or indirectly, as principal, agent, owner, partner, stockholder, member, officer, director, employee, independent contractor, representative, or consultant of any Competing Business, or in any individual or representative capacity hire or solicit, directly or indirectly, or cause (an)other(s) to hire or solicit, directly or indirectly, the employment of any officer, agent, employee (inclusive of Account Executive, Account Manager, Senior Account Executive, Senior Account Manager, Director of Business Development, Area Vice President of

Business Development, or other sales persons, clinical staff, office staff, or corporate personnel) of the Company, the Business, or any Company subsidiary or other affiliate, for the purpose of causing said individual(s) to terminate employment with the Company, the Business, or any Company subsidiary or other affiliate, and be employed by such Competing Business.

9.1.3.	Employment Covenant. (a) He will not accept, engage, or commence employment with, or consult, contract or otherwise provide services (other than services as outside counsel but subject to Section 8 of this Agreement) to, any Competing Business within the Restricted Areas, and (b) during his employment, and for a period of six (6) months after he ceases to be employed by the Company, he will not accept, engage, or commence any services as outside counsel to any Competing Business.

9.1.4.	Acknowledgment. Fleming acknowledges, represents, and agrees that the restrictions in this Section 9.1 do not and will not preclude him from earning a livelihood.

9.2	Material Violation. A material violation of Sections 8 or 9 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company’s remedies contained in Section 10 herein. Fleming acknowledges, represents, and agrees that proof of such personal solicitation by Fleming of any employee, client, referral source, or patient shall constitute absolute and conclusive evidence that Fleming has substantially and materially breached the provisions of this Agreement.

9.3	Covenants. It is understood by and between the parties that the foregoing covenants set forth in Sections 8 and 9 are essential elements of this Agreement, and that, but for the agreement of Fleming to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by Fleming shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Fleming may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

10.	Remedies. Fleming hereby acknowledges, covenants, and agrees that in the event of a default or breach by Fleming of Sections 8 or 9 of this Agreement, in addition to any other remedy set forth herein:

10.1

Specific Performance; Waiver of Severance Payments. The Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. Fleming agrees that in the event of a violation or a breach of Sections 8 or 9 of this Agreement by Fleming, in addition to any other remedies available to it, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without the requirement to prove irreparable harm or the inadequacy of any remedy at law. Fleming hereby waives the requirement to post a bond or other security, and acknowledges that the Company shall also be entitled to any other equitable relief the court deems proper. Further, in the event of the issuance of a Final Order of Material Breach (a), Fleming shall return to the Company, in cash, within five days of demand therefor, any Severance Compensation already paid to him at the time of said breach, and all of his rights to receive any portion of his Severance Compensation not already paid to him shall immediately terminate, and (b) the unexercised portion of any stock option, whether or not vested, will be immediately forfeited and canceled.

10.2	Remedies Cumulative. Any and all of the Company’s remedies described in this Agreement shall not be exclusive, both as among themselves and as applied with other modes of legal redress, and shall be in addition to any and all other remedies which the Company may have at law, contract, or in equity, including, but not limited to, the right to monetary damages.

10.3	Attorneys’ Fees. In the event of the issuance of a Final Order of Material Breach, in addition to any other remedy afforded in law and equity, the Company shall be entitled to recover from Fleming its attorneys’ fees and costs, including any attorneys’ fees and costs incurred on appeal.

10.4	Tolling. In the event Fleming breaches the covenants contained in Section 9, Fleming hereby agrees that the time period(s) during which said breach occurs shall be tolled and shall cease to run during any violation of any such covenant. Further, Fleming agrees that in computing the time period(s) of any restrictive covenant contained in this Agreement, the period between the commencement and cessation of violations of these covenants shall not be counted.

11.	Severability/Savings Clause. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. Specifically, but without limitation, if any court of competent and proper jurisdiction finds that any portion of Sections 8 or 9 of this Agreement is overly broad or otherwise unenforceable, for any reason whatsoever, then it is hereby agreed that this Agreement shall be reduced and/or amended so as to render it enforceable to the fullest extent allowable under the applicable law, and that any court of competent jurisdiction shall have the power to alter the scope of any provision herein in order that said provision would be made legal and enforceable upon the effectiveness of said alteration. Further, all parties hereby agree that such revisions and alterations shall be effective and binding as if they were in existence as of the Effective Date and continuously thereafter.

12.	Successors/Assigns.

12.1	Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. For purposes of this Agreement, the term “successor” of Company shall include any person or entity that, whether directly or indirectly, and/or whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls: (i) all or substantially all of the assets of Company; or (ii) more than fifty percent (50%) of the total voting capital stock of the Company.

12.2	Assignment. This Agreement shall be non-assignable by either Company or Fleming without the written consent of the other party, it being understood that the obligations and performance of this Agreement are entirely and wholly personal in nature.

13.	Resolution of Disputes. In the event that either party to this Agreement has any claim, right or cause of action against the other party to this Agreement, which the parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 13.

(a)	The party claiming a cause of action or breach of this Agreement shall first provide the other party with written notice of the breach. If the breach is not remedied within 15 days of said notice, the party claiming the breach may request arbitration by serving upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified party or parties fail to make a selection upon notice within the time period specified, the party asserting such claim will appoint an arbitrator on behalf of the notified party. In the event that the first two arbitrators selected fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the parties to the controversy, be appointed by any judge of the United States District Court for the Middle District of Louisiana.

(b)

Each party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or, should such remaining arbitrators so determine, any judge of the United States District Court for the Middle District of Louisiana shall select a replacement arbitrator. The procedure set forth in this Section for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

(c)	The parties agree that any arbitration shall be kept confidential and any element of same (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitration panel, the parties, their counsel and any person necessary to the conduct of the arbitration, except as may be required in proceedings to compel or enforce arbitration proceedings hereunder, if any, or in order to satisfy disclosure obligations imposed by law or regulation or by any regulatory authority, including the United States Securities and Exchange Commission and any applicable stock exchange.

(d)	The arbitral award may include an award of costs, including reasonable attorneys’ fees and disbursements. Absent such an award, each party shall be responsible in equal amounts for paying the cost of the arbitrators as well as the other costs of the arbitration, and each party shall be responsible for payment of the fees and expenses of its own counsel.

(e)	Notwithstanding any other provisions of this Section 13, in the event that a Party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the party or parties asserting such claim, right or cause of action will have no obligations under this Section 13 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 13 will limit or restrict the ability of any Party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

(f)	Notwithstanding any other provisions of this Section 13, if the Company is seeking injunctive or other equitable relief from a dispute arising under or in connection with Sections 8 or 9, the arbitration requirements of this Section 13 shall not apply.

(g)	Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Baton Rouge, Louisiana, and the Parties hereto consent to the venue and jurisdiction of such courts.

14.	Miscellaneous Provisions.

14.1	Amendment. No amendment, waiver, or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

14.2	Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

14.3	Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

14.4	Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same.

14.5	Prior Agreements. This Agreement and the attachments hereto contain the entire understanding of the parties covering the subject matter hereof and supersedes and replaces all prior agreements, understandings, discussions and negotiations, whether written or oral, between the parties hereto dealing with the subject matter hereof.

14.6	Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana. Subject to Section 13, the parties stipulate and agree that venue and jurisdiction for any controversies, disputes, or legal proceedings involving or arising out of this Agreement shall be proper in the Nineteenth Judicial District Court in the Parish of East Baton Rouge, State of Louisiana or the United States District Court for the Middle District of Louisiana.

14.7	Execution. It is the intention of the parties hereto that this Agreement will not be valid and binding upon the parties hereto until such time as this Agreement is executed by both parties in accordance herewith. This Agreement may be executed in counterparts.

14.8	Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Fleming’s employment to the extent necessary to preserve the intended rights and obligations.

14.9	Notices. Any notices required to be given under this Agreement shall be in writing, and delivered or mailed, and if mailed, postage prepaid, certified, return receipt requested and addressed to the Company and to Fleming at the addresses set forth below, or such other addresses as the Parties may from time to time hereafter designate in writing, such notices to be effective upon receipt by the party to whom such notice is addressed:

If to the Company:	AMEDISYS, INC.
5959 South Sherwood Forest Boulevard,
Baton Rouge, Louisiana, 70816
Attention: Chief Executive Officer

If to Fleming:	Dr. Michael O. Fleming
[REDACTED]

IN WITNESS WHEREOF, the parties have signed and executed this Agreement as of the day and year first written hereinabove.

AMEDISYS, INC.:		FLEMING:

By:	/S/ William F. Borne	/S/ Michael O. Fleming
	William F. Borne	Dr. Michael O. Fleming
Chief Executive Officer

Attachment 9.1.1

RESTRICTED AREA

[Intentionally omitted from Exhibit 10.1 due to length; includes all counties, parishes and United States Territories in which operating subsidiaries of Amedisys, Inc. own or operate home health or hospice agencies]

Attachment 9.1.1 – Page 1

Attachment 8.6:

HIPAA CONFIDENTIALITY AGREEMENT

See Next Page

- Remainder of Page Left Intentionally Blank -

CONFIDENTIALITY COVENANT

I acknowledge that I am aware of and understand the corporate policies of Amedisys regarding the security of personal health information including the policies and procedures relating to the use, collection, disclosure, storage, and destruction of protected health information.

In consideration of my employment or association with Amedisys and as an integral part of the terms and conditions of my employment or association, I hereby covenant, warrant, and agree that I shall not at any time, during my employment, contract, association, or appointment with Amedisys or after the cessation of such employment, contract, association, or appointment, access or use protected health information except as may be required in the course and scope of my duties and responsibilities and in accordance with applicable law and corporate and departmental policies governing the proper use and release of protected health information.

I fully understand and acknowledge that my obligations outlined hereinabove will continue even after the termination of my employment, contract, association, or appointment with Amedisys.

I also understand that the unauthorized use or disclosure of protected health information shall result in Company disciplinary action up to and including termination of my employment, contract, association, or appointment, the institution of legal action pursuant to applicable state or federal laws, and a report to my professional regulatory body.

I further acknowledge that by virtue of my employment, contract, association, or appointment with Amedisys, that I may be afforded access to Confidential Company Information concerning the business and practices of Amedisys, which shall specifically include, but shall not be limited to inventions and improvements, ideas, plans, processes, financial information, techniques, technology, trade secrets, patient lists, manuals, disease state management protocols, and/or other information developed, in the possession of, or acquired by or on behalf of Amedisys, which relates to or affects any aspect of Amedisys’ business and affairs (“Confidential Company Information”). I hereby agree that I will not use, disclose, or distribute Confidential Company Information and/or information derived therefrom except for the exclusive benefit of Amedisys.

I understand, acknowledge, and agree that nothing contained herein shall be deemed or regarded as an employment contract or any other guarantee of employment, and shall not otherwise alter or affect my status as an at-will employee (or where applicable, independent contractor) of the Company.

EXECUTED, this                      day of                 , 200    .

Signature	Printed Name

Attachment 6.3

RELEASE

In exchange for certain termination payments, benefits and promises to which Michael O. Fleming (“Fleming”) would not otherwise be entitled, Fleming, knowingly and voluntarily releases Amedisys, Inc., its subsidiaries, affiliates or related corporations, together with its/their officers, directors, agents, employees and representatives (collectively, the “Company”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which Fleming has or ever had against the Company on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs arising out of employment or termination from employment with the Company.

Fleming acknowledges that he has had a period of twenty-one (21) days from the date of receipt of this Release to consider it, and that he has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by Fleming. Prior to the expiration of the seven-(7) day period, Fleming may revoke Fleming’s consent to this Release.

Fleming acknowledges by executing this Release that Fleming has returned to the Company all Company property in Fleming’s possession.

Fleming acknowledges that the terms of this Release and Fleming’s separation of employment are confidential and, unless otherwise required by law or for the purposes of enforcing the Release or when needed to consult with Fleming’s immediate family or tax or legal advisors, neither Fleming nor Fleming’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of the Company or its businesses or any of its affiliates.

FLEMING ACKNOWELDGES HE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Signed:

Date:

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